CONSENT OF INDEPENDENT AUDITORS




Board of Directors
Consolidated Energy, Inc.
(Formerly known as Barbecue Capital Corp.)
Coral Springs, Florida


We hereby consent to the use in this Registration Statement of Consolidated Energy, Inc. (Formerly known as Barbecue Capital Corp.) on Form S-8 of our report dated February 13, 2002 of Consolidated Energy, Inc. (Formerly known as Barbecue Capital Corp.) for the year ended December 31, 2001, which is incorporated by reference, as part of this Registration Statement, and to all references to our firm included in this Registration Statement.



H J & Associates, LLC
Salt Lake City, Utah
October 23, 2002